Exhibit 10.1
SECOND AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Second Amendment”), dated as of May 13, 2008, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).
RECITALS:
A. Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of October 24, 2007, as amended by that certain First Amendment dated as of January 14, 2008 (as so amended, the “Agreement”), pursuant to which Bank agreed to make various credit facilities available to Borrower in the respective amounts provided for therein.
B. Borrower has requested that Bank amend the Agreement to permit Borrower to make certain acquisitions during the term of the Agreement. Bank is willing to so amend the Agreement, subject, however, to the terms and conditions of this Second Amendment.
AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
2. Amendments to the Agreement.
     (a) Section 1 of the Agreement is hereby amended by adding a new definition of “Acquisition” thereto, which shall read in full as follows:
          “‘Acquisition’ shall mean any transaction, or any series of related transactions, consummated after the effective date of the Second Amendment to this Agreement, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (b) acquires control of the securities of a Person engaged in an ongoing business representing more than fifty percent (50%) of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than fifty percent (50%) of the ownership interest in any Person engaged in an ongoing business that is not managed by a board of directors or other governing body.”
     (b) Section 1 of the Agreement is hereby further amended by adding a new definition of “Permitted Acquisition” thereto, which shall read in full as follows:
          “‘Permitted Acquisition’ shall mean any Acquisition by Borrower or any of its Subsidiaries (as applicable, the “acquiror”) of another Person, or the business or assets of such Person, engaged in a line of business comparable or complementary to the existing business of Borrower or such Subsidiary (the “target”), provided that: (a) no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (b) such Acquisition shall have been approved by the board of directors or the owners of the target; (c) the pro-forma balance sheets as of the date of such Acquisition and the projections for the four (4) fiscal quarters immediately following the date of such Acquisition (including pro-forma financial covenants) provided by Borrower to Bank shall have demonstrated that, after giving effect to such Acquisition, Borrower would be and would remain in compliance with the financial covenants set forth in Sections 6.5, 6.6, 6.7, 7.8, 7.9 and 7.11, inclusive, of this Agreement; (d) the aggregate consideration paid by acquiror in connection with any such single Acquisition shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); and (e) the aggregate consideration paid by acquiror in connection with all of such Acquisitions made during the term of this Agreement shall not exceed Twenty Million Dollars ($20,000,000).”
     (c) Section 1 of the Agreement is hereby further amended by adding a new definition of “Second Amendment” thereto, which shall read in full as follows:
          “‘Second Amendment’ shall mean that certain Second Amendment to this Agreement, dated as of May 13, 2008, by and between Borrower and Bank.”
     (d) Section 2.1 of the Agreement is hereby amended to read in full as follows:
          “2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, from the effective date of the Second Amendment to this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Event of Default then has occurred and is continuing, Bank will make one or more revolving loans (collectively, the ‘Revolving Loans’ and individually, a ‘Revolving Loan’) to Borrower as Borrower may request from time to time; provided, however, that (a) the aggregate outstanding principal amount of all such Revolving Loans at any one time shall not exceed Thirty-Five Million Dollars ($35,000,000) (the “Revolving Credit Commitment”) and (b) the aggregate principal amount of all Revolving Loans made by Bank to Borrower during the term of this Agreement, the proceeds of which are used by Borrower for the purpose of consummating a Permitted Acquisition, shall not exceed Fifteen Million Dollars ($15,000,000). Each Revolving Loan requested and made hereunder which bears interest at a rate based upon the Base Interest Rate (as such term is defined in the Revolving Note) shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000). Each Revolving Loan requested and made hereunder which bears interest at a rate based upon the Reference Rate (as such term is defined in the Revolving Note) shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000). Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Credit Commitment. All Revolving Loans shall be requested before the Revolving Credit Commitment Termination Date, on which date all outstanding principal of and accrued but unpaid interest on all Revolving Loans shall be due and payable. Borrower’s obligation to repay the outstanding principal amount of all Revolving Loans, together with accrued but unpaid interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the ‘Revolving Note’) on the standard form used by Bank to evidence its commercial loans. Bank shall enter the amount of each Revolving Loan, and any payments thereof, in its books and records, and such entries shall be prima facie evidence of the principal amount outstanding under the Revolving Credit Commitment. The failure of Bank to make any notation in its books and records shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed hereunder. The proceeds of the Revolving Loans shall be disbursed pursuant to an Authorization to Disburse, on Bank’s standard form therefor, executed and delivered by Borrower to Bank, and used by Borrower for any of the purposes set forth in Section 2.3(a) hereinbelow.”
     (e) Section 2.3(a) of the Agreement is hereby amended to read in full as follows:
          “(a) The proceeds of each Revolving Loan made by Bank to Borrower under the Revolving Credit Commitment shall be used only for (i) the general working capital and corporate purposes of Borrower and (ii) to consummate Permitted Acquisitions to the extent permitted by this Agreement.”
     (f) Section 7.7 of the Agreement is hereby amended to read in full as follows:
          “7.7 Investments. Borrower shall not purchase the debt or equity of another Person except for (a) investments in its Subsidiaries, so long as no Event of Default has occurred and is continuing at the time of the proposed investment, and no Event of Default results from the making thereof, (b) savings accounts and certificates of deposit of Bank, (c) direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody’s Investors Service, Inc. or the Standard & Poor’s Ratings Division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within one (1) year of purchase and (d) Permitted Acquisitions.”
3. Effectiveness of this Second Amendment. This Second Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
     (a) A counterpart of this Second Amendment, duly executed by Borrower:
     (b) A legal documentation fee in the sum of Six Hundred Dollars ($600), which legal documentation fee shall be non-refundable; and
     (c) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Second Amendment.
4. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Second Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Second Amendment.
5. Representations and Warranties. Borrower represents and warrants as follows:
     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Second Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Second Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
     (d) No event has occurred and is continuing or would result from this Second Amendment which constitutes an Event of Default under the Agreement,

or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.
6. Governing Law. This Second Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
7. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
     WITNESS the due execution hereof as of the date first above written.
“Borrower”
MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn H. Joffee
Selwyn H. Joffe
Chairman, President and
Chief Executive Officer
“Bank”
UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Cary Moore Cary Moore
Senior Vice President